SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

       / /      Preliminary proxy statement
       / /      Definitive proxy statement
       /X/      Definitive additional materials
       / /      Soliciting material pursuant to Rule 14a-11(c) or Rule 14(a)-12


                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
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                  (Name of Registrant as Specified in Charter)


                            STEEL PARTNERS COMMITTEE
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                   (Name of Person(s) filing Proxy Statement)


         Payment of filing fee (check the appropriate box):

        / /      $125 per Exchange  Act Rule  0-11(c)(1)(ii),  14a-6(i)(1),  or
                 14a-6(j)(2).

        /X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

        / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

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        (2)      Aggregate number of securities to which transaction applies:

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        (3)      Per  unit  price  or  other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11: (1)


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        (4)      Proposed maximum aggregate value of transaction:
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(1)  Set   forth  the   amount   on  which  the   filing   fee  is   calculated
and  state  how  it was determined.

        /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:


         $500
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         (2)      Form, schedule or registration statement no.:



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         (3)      Filing party:



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         (4)      Date filed:



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                                       -2-

                          STEEL PARTNERS II, L.L.P.
                             750 Lexington Avenue
                                  27th Floor
                           New York, New York 10022

                                                             February 20, 1996

DEAR FELLOW SHAREHOLDER:

    As the largest shareholder in Medical Imaging Centers of America, Inc., we are writing to you on the eve of the Special Meeting of shareholders that we have called for February 26, 1996. In its most recent letter, the management of MICA has urged shareholders to take a "close look" at our record with other public companies. We agree because our record, we believe, is superior to MICA's current board's record.

                         STEEL PARTNERS' TRACK RECORD

    In an effort to distract from its own poor performance, MICA's current Board has misled shareholders with rhetoric and outright falsehoods concerning Steel's track record. MICA's president, Bob Muehlberg, has apparently advised one publication that Steel Partners has "a history of raiding small publicly held companies like ours and then selling off its assets without giving the other shareholders anything."*

     Steel Partners has not "raided" any companies, nor has it ever "stripped out" assets of any companies.

     Steel Partners is committed to building through its investments and has only supported sales of under performing assets, with the proceeds being re-deployed to enhance shareholder value.

    MICA reports that two companies brought suit against Steel for allegedly filing false and misleading Schedule 13D's.

     MICA fails to disclose that both companies have withdrawn all claims and in one case, did so to avoid Steel's pending motion to dismiss its frivolous charges.

    MICA's current Board also suggests that Steel lacks "fiduciary responsibility" to MICA's shareholders.

     Again, a falsehood. If elected, Steel Partners' nominees will have full fiduciary responsibilities to MICA's shareholders -- and every incentive to see Steel's substantial investment in MICA grow and prosper along with your investment.

    We encourage you to again read the information we've provided on Gateway Industries and Alpha Technologies, which is reprinted on page 3 of this letter. Remember, prior to Steel Partners' investment, both of these companies experienced extremely undervalued stock. Under Steel Partners' guidance both companies stock returned to profitability.

---------
* Medical Imaging News, dated February 9, 1996, page 2 of 6, quoted without permission.

                        THE MICA BOARD'S TRACK RECORD

    The present Board, by contrast, has not even been able to comply with its own rules on corporate governance. In February 1995, MICA's Board adopted 14 rules for corporate governance -- and then consistently violated key rules.

    Rule No. 9, for example, provides that directors are required to own at least 1,000 MICA shares within one year of election. Three of the present directors (Ms. Sunseri, Dr. Burnett and Dr. Ricci) violated this rule when re-elected to office in August 1995 and continue to violate the rule today. None of them own as much as 1,000 shares of MICA stock. Do you want directors of this caliber to govern your investment?

    Rule No. 10 states: "Outside directors will hold the majority of Board positions." The current Board promptly violated this rule at last year's annual meeting and when Steel started its proxy fight, outside directors held one of four Board positions. All of Steel's nominees are outside directors.

    Rule No. 5 provides: "The Audit and Compensation Committee will consist entirely of independent directors." When Steel started its proxy fight, the Compensation Committee consisted of one inside director (Dr. Burnett) and one outside director (Dr. Ricci).

                      MICA'S BOARD WILL NOT EVEN COMPLY
                             WITH THEIR OWN RULES

    Now consider this: The Board plans to spend $500,000 in legal fees, professional advisors and other costs, all to influence the vote at the Special Meeting. We ask you: are these Directors protecting your investment -- or their jobs and perks?

                      DON'T BE FOOLED BY MICA'S RHETORIC

    In its most recent fight letter, MICA had suggested that the company's CEO, Bob Muehlberg, played a minor role in the disastrous losses suffered by MICA from 1990 to 1994 purportedly because Mr. Muehlberg was "not named COO until November 14, 1994."

     However, through November 1994, Mr. Muehlberg has been with the Company for 11 years and prior to November 1994 was Executive Vice President for MICA, and the number two executive in charge of the company.

     It is preposterous for him to suggest that he was not involved in management of MICA during this period of severe financial loss.

    MICA also contends that it did not pay director Keith Burnett or his radiology group "any amount in 1995," except for his service as a director.

     MICA's own proxy reports that Dr. Burnett is "a principal and officer of Magnetic Imaging Medical Group ("MIMG")" and that pursuant to certain management agreements between MIMG and four MICA diagnostic medical centers, MIMG "collected" approximately $1.2 million in 1995.

    MICA claims that recent amendments to the employment agreements for Mr. Muehlberg and Ms. Sunseri "did not add any new severance payments" to their contracts.

     But before these "amendments", if the shareholders exercised their right to remove the current Board, Mr. Muehlberg and Ms. Sunseri were not entitled to "golden parachute" payments. The new amendments place a tax on shareholders for exercising their right to remove the Board.

     Now both employees may resign and walk away with "golden parachute" payments. We consider this change the addition of "new severance payments."

    We save for last the current Board's most desperate and outrageous claim --  the contention that "a vote for Steel could effectively force MICA into default under the terms of its debenture. . . ."

     We have carefully reviewed with our attorneys all public information available on this debenture. We are confident that neither the language, nor intent, of the debenture was to frustrate shareholders from exercising their right to elect new directors. We therefore believe that bondholders have no right to seek prepayment if the Board is removed.

     Moreover, Steel believes, between the cash on hand and funds available through new lines of credit, MICA could satisfy any prepayment obligation.

    The question the shareholders should ask is simply: Do you want to keep in office directors who negotiate debt agreements in the hope of permanently securing their posts, irrespective of shareholder wishes or poor performance?

                     MORE ON STEEL PARTNERS' TRACK RECORD

    We also urge you to consider the tangible results in increased share value our effort and commitment have brought to companies such as Alpha Technologies and Gateway Industries.

     Alpha Technologies Group, Inc. -- formerly Synercom Technology -- was a money-losing software company with a $1.50 stock price before we were involved. Following our purchase in 1992 and 1993 of 13% of the Company, we were offered three of the six Board seats.

     Since that time, Alpha Technologies has been transformed into a growing, profitable electronic components manufacturer. The stock is currently trading at about $7 -- a gain of over 350%.

     Steel Partners purchased Gateway Industries Inc. common stock in early 1994 after it had been losing money and had agreed to sell off its last significant businesses. Having joined the Board we worked to develop a plan to redeploy the proceeds from the sale of its businesses to enhance shareholder value.

     In November 1995, we announced the purchase of Marsel Mirror & Glass Products Inc. Today Steel Partners owns 32% of Gateway whose stock price has increased from a 12 month low of $3.375 to its current price of $7.50.

     Of course, we can't guarantee similar results for shareholders of MICA, but our 19.9% stake means that we, like you, have a sizable investment to protect. We can guarantee that we will take all appropriate steps to maximize the value of our mutual investment in the Company for the benefit of all shareholders.

                      VOTE YOUR BLUE PROXY CARD TODAY !

    The Special Meeting of Shareholders is only a few days away! Vote for directors who share your interest in seeing the value of MICA shares grow. Please mark sign, date and return the Committee's BLUE proxy card today. If you have any questions or comments, please call the Committee directly at
(212) 446-5217 or MacKenzie Partners, Inc., which is assisting the Committee with this transaction, toll free at (800) 322-2885. We would be pleased to discuss with you our plans for the Company.

    Registered shareholders may return proxy cards directly to MacKenzie Partners, Inc. via facsimile to (212) 929-0308. Shareholders who hold shares in Street name may call MacKenzie Partners, Inc. for assistance in voting their shares.

    We appreciate your consideration of our slate and plans for MICA.

                                   On behalf of the Steel Partners Committee,
                                   Sincerely,
                                   /s/ WARREN LICHTENSTEIN
                                   -----------------------
                                   WARREN LICHTENSTEIN

If you have questions or need assistance in voting your shares please contact:


                            MACKENZIE PARTNERS, INC.
                              156 Fifth Avenue,
                           New York, New York 10010
                        (212) 929-5500 (call collect)
                                      or
                        Call Toll-Free (800) 322-2885